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                       * * * FOR IMMEDIATE RELEASE * * *
                           ISSUED DECEMBER 31, 1996


           ITALIAN OVEN ANNOUNCES DEFINITIVE AGREEMENT FOR  SALE OF
                ASSETS AND NASDAQ DELISTING OF ITS COMMON STOCK


  FOR MORE INFORMATION


  CONTACT J. GARVIN WARDEN at (412) 537-8430

       The Italian Oven, Inc. (the "Company") announced today that it signed a definitive agreement with The Whitecliff Group, Inc. for the sale of substantially all of the Company's assets for $3.5 million plus potential additional future payments. The Company and Whitecliff had previously announced the signing of a letter of intent for the transaction.

       "The sale of the Company's assets to Whitecliff is a positive step for the continuation of the Company's concept and for the futures of its franchisees and employees," said J. Garvin Warden, interim CEO of the Company.

       The Company, which is in reorganization under Chapter 11 of the Bankruptcy Code, operates and franchises Italian-theme, casual dining restaurants.

       "Now that we have completed our due diligence, we can move on to the next step of working with the company's ongoing constituents - its management, employees and franchisees - to better understand their visions for the Company" said William T. Brown, President of Whitecliff.

       The Company also announced that it served a motion on each of its creditors seeking the court's approval of the sale to Whitecliff. The court set January 17, 1997 as the date for a hearing on the motion. If court approval of the sale is obtained, the transaction is anticipated to close on or before January 31, 1997.

       In addition, the Company announced that the NASDAQ Stock Market, Inc. ("NASDAQ") had decided to delist the Company's Common Stock effective December 31, 1996. NASDAQ's decision was based upon the Company's inability to satisfy NASDAQ's criteria for continued listing.



                                  EXHIBIT 99.1

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